Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended December 31,
(Thousands of Dollars, Except Share Information)	2025	2024
Operating Revenues	$3,370,196	$2,971,488

Operating Expenses:
Purchased Power, Purchased Natural Gas and Transmission	1,000,834	740,832
Operations and Maintenance	600,430	575,100
Depreciation	408,016	372,853
Amortization	163,111	215,369
Energy Efficiency Programs	212,403	165,007
Taxes Other Than Income Taxes	274,938	257,488
Loss on Pending Sale of Aquarion	—	297,000
Total Operating Expenses	2,659,732	2,623,649
Operating Income	710,464	347,839
Interest Expense	331,159	288,696
Other Income, Net	105,317	91,612
Income Before Income Tax Expense	484,622	150,755
Income Tax Expense	61,436	76,355
Net Income	423,186	74,400
Net Income Attributable to Noncontrolling Interests	1,880	1,880
Net Income Attributable to Common Shareholders	$421,306	$72,520

Basic and Diluted Earnings Per Common Share	$1.12	$0.20

Weighted Average Common Shares Outstanding:
Basic	375,513,202	366,481,846
Diluted	376,179,513	366,883,093

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.

EVERSOURCE ENERGY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME/(LOSS)

(Unaudited)

	For the Years Ended December 31,
(Thousands of Dollars, Except Share Information)	2025	2024	2023
Operating Revenues	$13,547,244	$11,900,809	$11,910,705

Operating Expenses:
Purchased Power, Purchased Natural Gas and Transmission	4,209,172	3,736,078	5,168,241
Operations and Maintenance	2,073,778	2,012,926	1,895,703
Depreciation	1,568,578	1,433,503	1,305,840
Amortization	835,909	342,864	(490,117)
Energy Efficiency Programs	778,348	671,828	691,344
Taxes Other Than Income Taxes	1,092,870	997,901	940,359
Loss on Pending Sale of Aquarion	—	297,000	—
Total Operating Expenses	10,558,655	9,492,100	9,511,370
Operating Income	2,988,589	2,408,709	2,399,335
Interest Expense	1,243,266	1,111,336	855,441
Losses on Offshore Wind	284,000	464,019	2,167,000
Other Income, Net	378,854	410,482	348,069
Income/(Loss) Before Income Tax Expense	1,840,177	1,243,836	(275,037)
Income Tax Expense	140,286	424,664	159,684
Net Income/(Loss)	1,699,891	819,172	(434,721)
Net Income Attributable to Noncontrolling Interests	7,519	7,519	7,519
Net Income/(Loss) Attributable to Common Shareholders	$1,692,372	$811,653	$(442,240)

Basic Earnings/(Loss) Per Common Share	$4.56	$2.27	$(1.27)

Diluted Earnings/(Loss) Per Common Share	$4.56	$2.27	$(1.26)

Weighted Average Common Shares Outstanding:
Basic	370,852,601	357,482,965	349,580,638
Diluted	371,259,264	357,779,408	349,840,481

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.